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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     DEVELOPERS DIVERSIFIED REALTY CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  NOT APPLICABLE
     (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     Notice is hereby given that the annual meeting of shareholders of Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), will be held at The Bertram Inn & Conference Center, 600 North Aurora Road, Aurora, Ohio 44202-0870, on Thursday, May 17, 2001, at 10:00 a.m., local time, for the following purposes:

          1. To fix the number of directors at nine.

          2. To elect nine directors, each to serve for a term of one year.

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 21, 2001 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          JOAN U. ALLGOOD
                                          Secretary

Dated: March 30, 2001

        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                PROXY STATEMENT

WHY DID YOU SEND ME THIS PROXY STATEMENT?

     The Company sent you this proxy statement and the enclosed proxy card because the Company's Board of Directors is soliciting your proxy to vote at the 2001 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at The Bertram Inn & Conference Center, 600 North Aurora Road, Aurora, Ohio 44202-0870, on Thursday, May 17, 2001, at 10:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

     The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on March 30, 2001 to all shareholders entitled to vote. Shareholders who owned the Company's Common Shares at the close of business on March 21, 2001, the record date for the Annual Meeting, are entitled to vote. On that record date, there were 54,958,781 Common Shares outstanding. We are also sending the Company's 2000 Annual Report, which includes the Company's financial statements, with this proxy statement.

WHO IS SOLICITING MY PROXY?

     This solicitation of proxies is made by and on behalf of the Company's Board of Directors. The cost of the solicitation of proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. at an estimated cost of $7,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail, Corporate Investor Communications, Inc. and regular employees of the Company may solicit proxies by telephone or facsimile.

HOW MANY VOTES DO I HAVE?

     Each of the Company's Common Shares entitles you to one vote. The proxy card indicates the number of Common Shares that you owned on the record date.

     If written notice is given by any shareholder to the President or the Secretary of the Company at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the President or the Secretary or by or on behalf of the shareholder giving that notice, each shareholder will have the right to cumulate the voting power which the shareholder possesses in the election of directors. Each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of the shareholder's Common Shares, or to distribute the shareholder's votes on the same principle among two or more candidates, as the shareholder sees fit.

HOW DO I VOTE BY PROXY?

     Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.

     If you properly complete your proxy card and send it to the Company in time to vote, your "proxy" (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors in favor of Proposal One and to elect the directors listed in Proposal Two.

     If any other matter is presented, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this proxy statement.

MAY I REVOKE MY PROXY?

     If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, or by giving notice to the Company in open meeting. However, it is important to note that your presence at the Annual Meeting alone, will not be sufficient to revoke your previously granted proxy.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS ASSUMING THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING?

PROPOSAL ONE: FIX NUMBER OF DIRECTORS AT        The affirmative vote of a majority of the
  NINE                                          issued and outstanding Common Shares of the
                                                Company is required for approval of this
                                                proposal. If you do not provide instructions
                                                to your broker, your shares will not be
                                                voted and will have the effect of a vote
                                                against Proposal One.

PROPOSAL TWO: ELECT DIRECTORS                   The nominees receiving the greatest number
                                                of votes "FOR" election will be elected as
                                                directors. If you do not vote for a
                                                particular nominee, or if you indicate
                                                "Withhold Authority" for a particular
                                                nominee on your proxy card, your vote will
                                                not count either for or against the nominee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Shares of the Company as of February 23, 2001, except as otherwise disclosed in the notes below, by (a) the Company's directors and director nominees, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares based on a review of filings with the Securities and Exchange Commission, (c) the Company's Chief Executive Officer and the Company's other executive officers, including those named in the Summary Compensation Table, and (d) the Company's executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their respective names.

                                                                   NUMBER OF
                                                                    COMMON
                                                              SHARES BENEFICIALLY    PERCENTAGE
                                                                     OWNED           OWNERSHIP
                                                              -------------------    ----------
Bert L. and Iris S. Wolstein................................      5,278,490(1)          9.6%
34555 Chagrin Boulevard
Moreland Hills, Ohio 44022

LaSalle Investment Management (Securities), LP..............      3,417,334(2)          6.2%
200 East Randolph Drive
Chicago, Illinois 60601

LaSalle Investment Management, Inc..........................        738,071(2)          1.3%
200 East Randolph Drive
Chicago, Illinois 60601

Stichting Pensioenfonds ABP.................................      3,143,026(3)          5.7%
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The Netherlands

Scott A. Wolstein...........................................      3,353,731(4)          6.1%
James A. Schoff.............................................        727,826(5)          1.3%
David M. Jacobstein.........................................        127,168(6)            *
Daniel B. Hurwitz...........................................         83,394(7)            *
Joan U. Allgood.............................................        217,842(8)            *
William H. Schafer..........................................        218,254(9)            *
Eric M. Mallory.............................................        81,631(10)            *
Joseph G. Padanilam.........................................        13,653(11)            *
Richard E. Brown............................................        16,666(12)            *
Albert T. Adams.............................................        30,483(13)            *
Dean S. Adler...............................................        10,483(14)            *
Terrance R. Ahern...........................................         3,333(15)            *
Robert H. Gidel.............................................         6,333(16)            *
William N. Hulett III.......................................        30,833(13)            *
Barry A. Sholem.............................................         7,149(17)            *
All Current Executive Officers, Directors and
  Director Nominees as a Group (15 persons).................        4,928,779           9.0%

---------------

  * Less than 1%.

 (1) According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, Bert L. and Iris S. Wolstein beneficially owned 5,278,490 of the Common Shares outstanding as of the date of that filing. In that Schedule 13G, Bert L. and Iris S. Wolstein disclosed that they have shared voting and dispositive power over 5,278,490 Common Shares consisting of 4,230,914 Common Shares owned by Bert L. Wolstein, 247,576 Common Shares owned by Iris S. Wolstein and 800,000 Common Shares subject to currently exercisable options held by Bert L. Wolstein.

 (2) According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001, LaSalle Investment Management, Inc. ("LaSalle Investment"), a registered investment adviser, beneficially owned 738,071 of the Common Shares outstanding as of December 31, 2000 and LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a registered investment adviser, beneficially owned 3,417,334 Common Shares as of December 31, 2000. In that Schedule 13G, (a) LaSalle Investment disclosed that it has sole voting and dispositive power over 178,571 of those Common Shares, and shared voting and dispositive power over 559,500 of those Common Shares; and (b) LaSalle Securities disclosed that it has sole voting power over 254,300 of those Common Shares, shared voting power over 3,048,538 of those Common Shares, sole dispositive power over 207,200 of those Common Shares and shared dispositive power over 3,210,134 of those Common Shares. LaSalle Investment and LaSalle Securities disclosed that they are a "group" for federal securities law purposes.

 (3) According to a report on Schedule 13D filed with the Securities and Exchange Commission on August 17, 2000, Stichting Pensioenfonds ABP ("Stichting"), a Netherlands-based entity whose principal business is investing funds held on behalf of public sector employees of The Kingdom of the Netherlands, beneficially owned 3,143,026 of the Common Shares outstanding. In that Schedule 13D, Stichting disclosed that it has sole voting and dispositive power with respect to all 3,143,026 Common Shares.

 (4) Includes 2,065,660 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (5) Does not include any of the following Common Shares, beneficial ownership of which is disclaimed by Mr. Schoff: (a) 805 Common Shares owned by Mr. Schoff's daughter, (b) 1,997 Common Shares owned by Mr. Schoff's son, (c) 816 Common Shares owned by an individual retirement account held by Mr. Schoff's wife, and (d) 2,000 Common Shares owned by a partnership in which Mr. Schoff owns a one-half interest. Includes 142,949 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (6) Includes 300 Common Shares held in a custodial account for the benefit of Mr. Jacobstein's nephew and 114,508 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (7) Includes 75,594 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (8) Does not include 2,000 Common Shares owned by Mrs. Allgood's husband, beneficial ownership of which is disclaimed by Mrs. Allgood. Includes 114,071 Common Shares subject to options currently exercisable or exercisable within 60 days.

 (9) Does not include any of the following Common Shares, beneficial ownership of which is disclaimed by Mr. Schafer: (a) 100 Common Shares owned by Mr. Schafer's father and (b) 100 Common Shares owned by Mr. Schafer's father-in-law. Includes 161,154 Common Shares subject to options currently exercisable or exercisable within 60 days.

(10) Includes 3,900 Common Shares held in custodial accounts for Mr. Mallory's two children and 72,866 Common Shares subject to options currently exercisable or exercisable within 60 days.

(11) Includes 13,653 Common Shares subject to options currently exercisable or exercisable within 60 days.

(12) Includes 16,666 Common Shares subject to options currently exercisable or exercisable within 60 days.

(13) Includes 30,333 Common Shares subject to options currently exercisable or exercisable within 60 days for each of Mr. Hulett and Mr. Adams.

(14) Includes 10,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

(15) Includes 3,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

(16) Includes 3,000 shares owned by a partnership in which Mr. Gidel and his wife have a one-half interest and 3,333 Common Shares subject to options currently exercisable or exercisable within 60 days.

(17) Includes 6,999 Common Shares subject to options currently exercisable or exercisable within 60 days.

              PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT NINE

     The Company's Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than three nor more than 15. The number of directors has been fixed at ten and there are currently nine directors on the Board. All nine current members of the Board are nominated for re-election. The Board of Directors is proposing that the number of directors be decreased and fixed at nine.

     The affirmative vote of a majority of the issued and outstanding Common Shares is required for approval of this proposal.

     The Board of Directors recommends that the shareholders vote FOR this proposal.

                      PROPOSAL TWO: ELECTION OF DIRECTORS

     At the Annual Meeting, unless you specify otherwise, the Common Shares represented by your proxy will be voted to re-elect Messrs. Wolstein, Schoff, Hulett, Adams, Adler, Sholem, Jacobstein, Ahern and Gidel. The nine nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

     If notice in writing is given by any shareholder to the President or the Secretary of the Company, not less than 48 hours before the time fixed for holding the Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the President or the Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as such shareholder possesses at such election and to give one candidate an amount of votes equal to the number of directors to be elected multiplied by the number of such shareholder's Common Shares, or to distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit.

     If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the Common Shares represented by proxies given to them in such fashion so as to elect as many of the nominees as possible.

     If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), it is intended that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                      PERIOD OF
                                                                                       SERVICE
     NAME AND AGE                         PRINCIPAL OCCUPATION                       AS DIRECTOR
     ------------                         --------------------                      -------------
Scott A. Wolstein 48     Chairman of the Board of Directors of the Company and      11/92-Present
                         Chief Executive Officer of the Company
James A. Schoff 55       Vice Chairman of the Board of Directors of the Company     11/92-Present
                         and Chief Investment Officer of the Company
David M. Jacobstein 54   President and Chief Operating Officer of the Company        5/00-Present
William N. Hulett III    Managing member of Fame Development, Ltd. (real estate      2/93-Present
  57                     industry)
Albert T. Adams 50       Chairman of the Cleveland Office of Baker & Hostetler       4/96-Present
                         LLP (law firm)
Dean S. Adler 44         Principal, Lubert-Adler Partners, L.P. (real estate         5/97-Present
                         investments)
Barry A. Sholem 45       Co-Chairman and Managing Director, Donaldson, Lufkin &      5/98-Present
                         Jenrette, Inc. Real Estate Capital Partners (real
                         estate investments)
Terrance R. Ahern 45     Principal, The Townsend Group (institutional real           5/00-Present
                         estate consulting)
Robert H. Gidel 49       Managing Partner, Liberty Partners, LP (real estate         5/00-Present
                         investments)

     Scott A. Wolstein has been the Chief Executive Officer and a Director of the Company since its organization in 1992. Mr. Wolstein has been Chairman of the Board of Directors of the Company since May 1997 and was President of the Company from its organization until May 1999, when Mr. Jacobstein joined the Company. Prior to the organization of the Company, Mr. Wolstein was a principal and executive officer of Developers Diversified Group ("DDG"), the Company's predecessor. Mr. Wolstein is a graduate of the Wharton School at the University of Pennsylvania and of the University of Michigan Law School. He is currently a member of the Board of the National Association of Real Estate Investment Trusts (NAREIT), the International Council of Shopping Centers, the Real Estate Roundtable, the Zell-Lurie Wharton Real Estate Center and Cleveland Tomorrow and serves as the Chairman of the State of Israel Bonds, Cleveland Chapter. Mr. Wolstein is also a member of the Urban Land Institute and the Pension Real Estate Association (PREA). He has also served as President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland and as a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland. Mr. Wolstein also serves as Chairman of the Board of Trust Managers of American Industrial Properties REIT ("AIP"), a New York Stock Exchange listed REIT in which the Company has a significant investment, as a representative of the Company.

     James A. Schoff has been the Vice Chairman of the Board of Directors and Chief Investment Officer of the Company since March 1998. From the organization of the Company until March 1998, Mr. Schoff served as Executive Vice President and Chief Operating Officer of the Company. Prior to the organization of the Company, Mr. Schoff was a principal and executive officer of DDG. After graduating from Hamilton College and Cornell University Law School, Mr. Schoff practiced law with the firm of Thompson, Hine and Flory LLP in Cleveland, Ohio, where he specialized in the acquisition and syndication of real estate properties. Mr. Schoff serves as a member of the Executive Committee and the Board of Trustees for the Western Reserve Historical Society and the National Conference for Community and Justice. Mr. Schoff also serves as a director of AIP as a representative of the Company.

     David M. Jacobstein has been the President and Chief Operating Officer of the Company since May 1999. From 1986 until the time he joined the Company, Mr. Jacobstein was employed by Wilmorite, Inc., a Rochester, New York-based shopping center developer where most recently he served as Vice Chairman and Chief Operating

Officer. Mr. Jacobstein is a graduate of Colgate University and George Washington University Law School. Prior to joining Wilmorite, Mr. Jacobstein practiced law with the firms of Thompson, Hine & Flory LLP in Cleveland, Ohio, and Harris, Beach & Wilcox in Rochester, New York, where he specialized in corporate and securities law.

     William N. Hulett III has been the managing member of Fame Development, Ltd., a residential real estate developer since June 1999. From June 1997 to June 1998, Mr. Hulett served as President and Chief Executive Officer of BridgeStreet Accommodations, Inc. ("BridgeStreet"), an American Stock Exchange listed company in the extended stay lodging industry, and from June 1998 to June 1999 he served as Vice Chairman of the Board of Directors of BridgeStreet. From September 1995 to May 1997, Mr. Hulett was the Co-Chairman and Chief Executive Officer of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. From May 1981 to May 1993, Mr. Hulett was the President of Stouffer Hotel Company, the owner of a national hotel chain. Prior to that time, Mr. Hulett served as Vice President of Operations for Westin Hotels, then based in Seattle, Washington. Mr. Hulett is also a director of Cuyahoga Community College.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984 and has been associated with the firm since 1977. Mr. Adams has been Chairman of the Cleveland office of Baker & Hostetler LLP since January 1997. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Greater Cleveland Roundtable and of the Western Reserve Historical Society. Mr. Adams also serves as a director of AIP as a representative of the Company, and is a director of Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc. and Dairy Mart Convenience Stores, Inc.

     Dean S. Adler is currently a principal with Lubert-Adler Partners, L.P. ("Lubert-Adler"), a private equity real estate investment company which he co-founded in 1997. Lubert-Adler currently manages over $1 billion in equity and $3 billion in assets. From 1987 through 1996, Mr. Adler was a principal and co-head of the private equity group of CMS Companies. Mr. Adler is a graduate of the Wharton School and the University of Pennsylvania Law School. He was an instructor at the Wharton School between 1981 and 1983. He currently serves as a member of the Board of Directors of The Lane Company, Electronics Boutique, Inc., and Trans World Entertainment Corporation. Mr. Adler has served on such community boards as the UJA National Young Leadership Cabinet and he is currently a member of the Alexis de Tocqueville Society and is co-chairman of The Walt Frazier Youth Foundation.

     Barry A. Sholem is currently the Co-Chairman and Managing Director of Donaldson, Lufkin & Jenrette, Inc. Real Estate Capital Partners, a $2 billion real estate fund which invests in a broad range of real estate-related assets, which he formed in January 1995. Prior to joining Donaldson, Lufkin & Jenrette, Inc., Mr. Sholem was with Goldman, Sachs & Co. for 15 years and was head of the Real Estate Principal Investment Area for Goldman, Sachs & Co. on the West Coast. Mr. Sholem is a graduate of Brown University and Northwestern University's J.L. Kellogg Graduate School of Management. He is currently active in the Urban Land Institute (RCMF Council), the International Council of Shopping Centers, the U.C. Berkeley Real Estate Advisory Board and the Business Roundtable.

     Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm formed in 1986, which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern was formerly a member of the Board of Directors of PREA and the Board of Governors of NAREIT. Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York-based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.

     Robert H. Gidel is the managing partner of Liberty Partners, LP, an investment partnership formed to purchase securities interests in private and public real estate companies. From 1997 through 1998, he was President and Chief Executive Officer of Meridian Point VIII, an industrial REIT based in San Francisco. Prior to Meridian, he was President and Chief Operating Officer of Paragon Group, a multi-family REIT based in Dallas, Texas, from 1995 through 1997. During 1993 through 1995, he was President and Chief Executive Officer of Brazos Partners based in Dallas, Texas. Prior to this, Mr. Gidel was a managing director and member of the board of directors of Alex. Brown Kleinwort Benson Realty Advisors, a real estate investment management firm formed in 1990 as a result of the merger of Alex. Brown Realty Advisors (commonly known as ABRA) and Financial

Investment Advisors. Mr. Gidel had been president of ABRA since 1986. From 1981 through 1985, Mr. Gidel served in a wide range of positions at Heller Financial and its subsidiary, Abacus Real Estate Finance. He is a graduate of the University of Florida's Warrington College of Business with a major in real estate. Mr. Gidel is currently the chairman of the Real Estate Advisory Board at the Warrington College of Business and a Hoyt Fellow at the Homer Hoyt Institute. Mr. Gidel currently serves as a director of AIP as a representative of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 2000, the Board of Directors held six meetings. The Board of Directors has a Dividend Declaration Committee, an Executive Compensation Committee, a Granting Committee, a Nominating Committee, a Pricing Committee and an Audit Committee. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in 2000.

     Dividend Declaration Committee. The Dividend Declaration Committee, which consists of Messrs. Wolstein, Adams and Jacobstein, determines if and when the Company should declare dividends on its capital stock and the amount thereof, consistent with the dividend policy adopted by the Board of Directors. The Dividend Declaration Committee held four meetings in 2000.

     Executive Compensation Committee. The Executive Compensation Committee, which consists of Messrs. Adams, Adler, Gidel and Sholem, determines compensation for the Company's executive officers and administers the Company's stock option and equity-based award plans. The Executive Compensation Committee held five meetings in 2000.

     Granting Committee. The Granting Committee was established in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Granting Committee, which consists of Messrs. Adler, Hulett and Sholem, determines if and when the Company should grant stock options and other equity-based awards to executive officers, and the terms of such awards, consistent with the policy adopted by the Board of Directors and pursuant to the terms of the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan, the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan. The Granting Committee held one meeting in 2000.

     Nominating Committee. The Nominating Committee, which consists of Messrs. Adams, Adler, Ahern and Hulett, nominates candidates for election to the Board of Directors and will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. The Nominating Committee was formed in 2000 and did not hold any meetings in 2000, however the Nominating Committee met in February of 2001 to nominate the slate of directors set forth in Proposal Two.

     Pricing Committee. The Pricing Committee, which consists of Messrs. Wolstein, Adams and Schoff, is authorized to approve the price and terms of offerings of the Company's debt and equity securities. The Pricing Committee did not hold any meetings in 2000.

     Audit Committee. The Audit Committee, which consists of Messrs. Ahern, Gidel, Hulett and Sholem, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the audit plans and results of the audit engagement, approves professional services provided by the independent public accountants and reviews the independence of the independent public accountants. The Audit Committee held two meetings in 2000. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is attached to this proxy statement as Appendix A.

     Audit Committee Independence. Under the rules of the New York Stock Exchange, Messrs. Ahern, Gidel, Hulett and Sholem are "independent directors."

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence.

     The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and discussed and reviewed the results of the independent accountants' examination of the financial statements.

     The Audit Committee reviewed the audited financial statements of the Company for the year ended December 31, 2000, with management and the independent accountants. Management has the responsibility for the preparation of the Company's financial statements, and the independent accountants have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE
                          Terrance R. Ahern, Chairman
                                Robert H. Gidel
                             William N. Hulett III
                                Barry A. Sholem

COMPENSATION OF DIRECTORS

     During 2000, the Company paid an annual fee of $20,000, plus a fee of $1,000 for each Board and/or committee meeting attended, or $500 for each telephonic meeting attended, to its directors who are not employees or officers of the Company. Each non-employee director who had been a director for at least one year as of January 1, 2000, received options to purchase 1,000 Common Shares and each non-employee director who had been a director for at least one year received a grant of 150 restricted Common Shares vesting one-half on the date of the grant and one-half on the first anniversary of the grant. Each non-employee director is also reimbursed for expenses incurred in attending meetings.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the Common Shares. Messrs. Adams, Adler, Ahern and Hulett elected to defer their 2000 fees pursuant to the plan. During their terms as directors, Messrs. Adams, Adler, Ahern and Hulett have deferred compensation represented by 6,939, 3,108, 1,161 and 8,073 units, respectively. As of December 31, 2000, those units were valued at $92,377 for Mr. Adams, $41,375 for Mr. Adler, $15,462 for Mr. Ahern and $107,468 for Mr. Hulett. Pursuant to a previous election, Mr. Hulett received a payment from the Company on June 1, 2000, for 1,580 of his units which were valued at $22,807.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2000 (the "named executive officers").

                         I. SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                         ANNUAL COMPENSATION         COMPENSATION AWARDS
                                       ------------------------    ------------------------
                                                                   RESTRICTED    SECURITIES
                                                                     STOCK       UNDERLYING       OTHER
                             FISCAL                                 AWARD(S)      OPTIONS/     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)    BONUS($)(1)      ($)(2)       SARS(#)         ($)(3)
---------------------------  ------    ---------    -----------    ----------    ----------    ------------
Scott A. Wolstein..........   2000      527,082        393,750      516,866       164,063         53,460
  Chairman and Chief          1999      511,458        383,594      432,677       164,063         62,441
  Executive Officer           1998      500,000        425,000          -0-           -0-         47,132
James A. Schoff............   2000      352,082        175,000      147,660        46,875         33,718
  Vice Chairman and           1999      336,458        168,299      123,622        46,875         37,520
  Chief Investment Officer    1998      312,500        175,000          -0-           -0-         38,101
David M. Jacobstein........   2000      327,082        162,500      137,137        43,527         17,816
  President and Chief
     Operating                1999      203,125        101,563          -0-       300,000         39,879
  Officer(4)
Daniel B. Hurwitz..........   2000      302,082        150,000       84,410        26,786         12,905
  Executive Vice
     President(4)             1999      164,808        107,404(5)       -0-       200,000         19,215
Joan U. Allgood............   2000      226,520         56,250       56,254        17,857          6,499
  Senior Vice President and   1999      197,917         49,479       47,101        17,857          4,245
  General Counsel             1998      175,000         50,000          -0-           -0-          1,969

---------------
(1) For a description of the method used in determining the bonuses paid to executive officers, see "Employment Agreements" and "Report of the Executive Compensation Committee of the Board of Directors."

(2) On November 29, 1999, Mr. Wolstein was granted 31,325 restricted Common Shares, Mr. Schoff was granted 8,950 restricted Common Shares and Mrs. Allgood was granted 3,410 restricted Common Shares. On March 1, 2000, Mr. Wolstein was granted 44,700 restricted Common Shares, Mr. Schoff was granted 12,770 restricted Common Shares, Mr. Jacobstein was granted 11,860 restricted Common Shares, Mr. Hurwitz was granted 7,300 restricted Common Shares and Mrs. Allgood was granted 4,865 restricted Common Shares. One-fifth of each grant vested on the date of the grant and an additional one-fifth vests on each anniversary date following the date of grant. Dividends on these restricted shares are paid to the individuals in cash.

(3) The dollar value, at December 31, 2000, of contributions of Common Shares made pursuant to the Company's Profit Sharing Plan and Trust Plan equaled $1,977, $1,919, $1,234 and $1,521, respectively, for Messrs. Wolstein, Schoff, Jacobstein and Hurwitz. The dollar value of contributions made pursuant to the Company's Elective Deferred Compensation Plan equaled $11,660, $3,343, $2,082, $2,387 and $4,117, respectively, for Messrs.
    Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood. Messrs. Wolstein and Schoff each received $10,000 allowances and Mr. Jacobstein received a $1,900 allowance relating to fiscal year 2000 tax and financial planning expenses, Messrs. Wolstein and Schoff received $12,035 and $4,073, respectively, for taxable payments on split dollar life insurance pursuant to their employment agreements, and Messrs. Wolstein, Schoff, Jacobstein and Hurwitz received $3,962, $8,902, $6,806 and $1,871, respectively, relating to automobile lease payments pursuant to their employment agreements. Messrs. Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood received $13,826, $5,481, $5,794, $7,126 and $2,382, respectively, for the payment of country club dues.

(4) Mr. Jacobstein joined the Company in May 1999 and Mr. Hurwitz joined the Company in June 1999. The bonuses paid to Messrs. Jacobstein and Hurwitz in 1999 were based on an annual bonus amount prorated for the period beginning on the date of employment.

(5) Includes a $25,000 signing bonus paid to Mr. Hurwitz when he joined the Company.

                   II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the awarding of options to purchase Common Shares in 2000 to the executive officers named in the Summary Compensation Table.

                                          PERCENT OF TOTAL
                           NUMBER OF          OPTIONS
                           SECURITIES         GRANTED                                      GRANT DATE
                           UNDERLYING       TO EMPLOYEES      EXERCISE                      PRESENT
                          OPTIONS/SARS       IN FISCAL         PRICE       EXPIRATION        VALUE
          NAME               (#)(1)           YEAR (2)         ($/SH)         DATE            ($)
          ----            ------------    ----------------    --------    -------------    ----------
  Scott A. Wolstein.....    164,063             23.6%         $11.5625    March 1, 2010    $216,481(3)
  James A. Schoff.......     46,875              6.7           11.5625    March 1, 2010      61,852(3)
  David M. Jacobstein...     43,527              6.3           11.5625    March 1, 2010      57,434(3)
  Daniel B. Hurwitz.....     26,786              3.8           11.5625    March 1, 2010      35,344(3)
  Joan U. Allgood.......     17,857              2.6           11.5625    March 1, 2010      23,562(3)

---------------

(1) Options vest in one-third increments on each of the first three consecutive anniversaries of the date of grant and may be exercised, if at all, only with respect to those options that are vested.

(2) Based on options to purchase an aggregate of 696,373 Common Shares granted to employees during 2000.

(3) Based on the Black-Scholes options pricing model, adapted for use in valuing stock options granted to executives. The following assumptions were used in determining the values set forth in the table: (a) expected volatility of 26.1786% which reflects the daily closing prices of the Common Shares on the New York Stock Exchange for the 12-month period ended March 1, 2000, (b) risk-free rates of return of 6.65% for the options which expire in March 2010 (the "Options") (which percentage represents the yield on a United States Government Zero Coupon bond with a 10-year maturity prevailing on the date on which the Options were granted), (c) dividend yield of 12.45% for the Options (which percentage represents an annualized distribution of $1.44 per Common Share divided by the exercise price of the Options), and (d) the exercise of the Options at the end of their 10-year term. No adjustments were made for nontransferability or risk of forfeiture of the Options. The calculations were made using a price per Common Share and option exercise price of $11.5625 for the Options. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Shares.

    III. AGGREGATE OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value of options held by the executive officers named in the Summary Compensation Table on December 31, 2000.

                                                               NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS AT 2000         OPTIONS AT 2000(1)
                                                                   YEAR-END(#)              YEAR-END($)
                                  SHARES                      ----------------------    --------------------
                                ACQUIRED ON       VALUE            EXERCISABLE/             EXERCISABLE/
             NAME               EXERCISE(#)    REALIZED($)        UNEXERCISABLE            UNEXERCISABLE
             ----               -----------    -----------    ----------------------    --------------------
Scott A. Wolstein.............      -0-            -0-          2,010,973/273,439            -0-/287,192
James A. Schoff...............      -0-            -0-             127,325/78,125             -0-/82,055
David M. Jacobstein...........      -0-            -0-            100,000/243,527             -0-/76,194
Daniel B. Hurwitz.............      -0-            -0-             66,666/160,120             -0-/46,889
Joan U. Allgood...............      -0-            -0-             108,119/29,762           1,934/31,259

---------------

(1) Based on the market price at $13.3125 per Common Share at the close of trading on December 29, 2000, the last trading day of 2000.

EMPLOYMENT AGREEMENTS

     The Company has entered into separate employment agreements with seven of its executive officers, including each of the named executive officers. The agreements with Messrs. Wolstein and Schoff were amended and restated in April 1999. Each of the employment agreements contains an "evergreen" provision which provides for an automatic extension of the agreement for an additional year at the end of each calendar year, subject to the right of either party to terminate by giving one year's prior written notice in the case of Messrs. Wolstein and Schoff, or by the Company giving 90 days' prior written notice in the case of Mr. Jacobstein, Mr. Hurwitz and Mrs. Allgood. Pursuant to their respective agreements, each of the named executive officers are required to devote their entire business time to the Company. The agreements provide for annual base salaries which are adjusted annually. The agreements with Messrs. Wolstein, Schoff, Jacobstein and Hurwitz provide for the use of an automobile and membership in a golf club and, in the case of Messrs. Wolstein and Schoff, membership in a business club. The agreements with Messrs. Wolstein, Schoff and Jacobstein include an allowance of $10,000 for each of Messrs. Wolstein and Schoff, and $5,000 for Mr. Jacobstein, for tax return preparation and financial planning services. Pursuant to the agreements, Mr. Wolstein is entitled to a bonus of from 50% to 125% of his annual base salary, Mr. Schoff is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Jacobstein is entitled to a bonus of from 25% to 100% of his annual base salary, Mr. Hurwitz is entitled to a bonus of from 25% to 75% of his base salary and Mrs. Allgood is entitled to a bonus of from 15% to 50% of her base salary. See "Report of the Executive Compensation Committee of the Board of Directors -- Components of the Compensation Plan -- Bonuses" for a discussion of the methods used to determine these bonuses.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into a Change in Control Agreement with each executive officer who has an employment agreement, including each of the named executive officers. Under the agreements, certain benefits are payable by the Company if a "Triggering Event" occurs within two years (or three years for Messrs. Wolstein and Schoff) after a "Change in Control."

     A "Triggering Event" occurs if within two years (or three years in the case of Messrs. Wolstein and Schoff) after a Change in Control (a) the Company terminates the employment of the named executive officer, other than in the case of a "Termination For Cause" (as defined in the applicable Change in Control Agreement); (b) the Company reduces the named executive officer's title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the Change in Control; (c) the Company assigns the named executive officer duties which are inconsistent with the duties assigned to the named executive officer on the date on which the Change in Control occurred and which duties the Company persists in assigning to the named executive officer despite the prior written objection of that officer;
(d) the Company reduces the named executive officer's base compensation, his or her group health, life, disability or other insurance programs (including any such benefits provided to the executive officer's family), his or her pension, retirement or profit-sharing benefits or any benefits provided by the Company's equity-based award plans, or any substitute therefor, or excludes him or her from any plan, program or arrangement in which the other executive officers of the Company are included; or (e) the Company requires the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio.

     A "Change in Control" occurs if (a) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding Common Shares; (b) at any time during a period of 24 consecutive months, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or the nomination for election by the Company's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period; or (c) a record date is established for determining shareholders of the Company entitled to vote upon (i) a merger or consolidation of the Company with another real estate investment trust, partnership, corporation or other entity in which the Company is not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) the dissolution of the Company. The agreements of Messrs. Hurwitz and Mallory provide that if certain conditions are met, a spin-off of the Company's real estate development business is not a Change in Control.

     Within 30 days after the occurrence of a Triggering Event, the Company must pay the named executive officer an amount equal to the sum of two times (or three times in the case of Messrs. Wolstein and Schoff) the maximum annual salary and bonus then payable to the officer. In addition, the Company agrees to continue to provide life and health insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event or the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer. The Company also agrees to continue its guarantees of loans described under the caption "Certain Transactions -- Guarantees of Loans" until the time such loans are repaid and not to direct or take any action to cause those loans to be accelerated or called prior to the maturity of the loans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Executive Compensation Committee are Albert T. Adams, Dean S. Adler, Robert H. Gidel and Barry A. Sholem. For a discussion of certain transactions between the Company and Mr. Adams, see "Certain Transactions."

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the NAREIT Equity REIT Total Return Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on January 1, 1996 and the reinvestment of dividends.
GRAPH

                                                 DEVELOPERS DIVERSIFIED                                    NAREIT EQUITY TOTAL
                                                   REALTY CORPORATION          RUSSELL 2000 INDEX             RETURN INDEX
                                                 ----------------------        ------------------          -------------------
1/1/96                                                   100.00                      100.00                      100.00
12/31/96                                                 133.24                      116.49                      135.27
12/31/97                                                 146.38                      142.55                      162.67
12/31/98                                                 145.49                      138.92                      134.20
12/31/99                                                 116.19                      168.46                      128.00
12/31/00                                                 133.26                      164.13                      161.75

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation of the Company's executive officers is determined by the Executive Compensation Committee of the Company's Board of Directors (the "Committee"). In 2000, the Committee was comprised of Dean S. Adler, Chairman of the Committee, Albert T. Adams, Robert H. Gidel and Barry A. Sholem.

PHILOSOPHY

     The primary objectives of the Committee in determining executive compensation for 2000 were (a) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (b) to provide each executive officer with a significant equity stake in the Company through stock options and grants of restricted Common Shares.

     To this end, the Committee determined executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's performance and the achievement of established annual goals. The primary components of the Company's executive compensation program are (a) base salaries and certain other annual compensation, (b) bonuses and (c) stock options, grants of restricted Common Shares and performance units. Each of these elements is discussed below.

COMPONENTS OF THE COMPENSATION PROGRAM

     Base Salaries and Certain Other Annual Compensation. The base salaries and certain other annual compensation for the Company's executive officers in 2000 were determined with reference to the experience of the officers as compared to other executives in the REIT industry, the Company's past practice and comparisons of compensation paid by companies in two peer groups: REITs of similar size to the Company and REITs with retail assets as their primary focus. The Company engaged an outside consultant to assess the competitiveness of the Company's existing compensation plan. Fundamental requirements of the program include the establishment of competitive compensation levels and the setting of rewards consistent with individual contributions.

     After analysis, and based upon the recommendation of the Company's outside consultant, the Committee determined that, for 2000, the base salary of Mr. Wolstein should be increased to $525,000 per year in light of the compensation being paid to other chief executive officers in the REIT industry generally. Pursuant to their employment agreements, Messrs. Wolstein, Schoff, Jacobstein and Hurwitz receive certain additional benefits described under the heading "Executive Compensation -- Employment Agreements." The Committee believes that these benefits assist the Company by facilitating the development of important relationships between officers and members of the business community.

     Bonuses. The Company bases annual performance bonuses upon the participants' levels of responsibility and salary, overall corporate performance and individual or qualitative performances. These bonus possibilities are in the form of threshold, target and maximum incentive opportunities which are attained if the Company reaches certain pre-determined performance benchmarks tied to Funds From Operations per Common Share and if the participants are given a favorable qualitative assessment of their individual contributions and efforts.

     The Committee determined that, although the Company achieved its Funds From Operations targets, the relative stability in the price of the Common Shares mandated that long-term incentive compensation, including bonuses, be awarded to executives at targeted levels and not at the higher maximum level. In 2000, Mr. Wolstein earned a bonus equal to 75% of his 2000 base salary, Messrs. Schoff, Jacobstein, and Hurwitz, each earned a bonus equal to 50% of his 2000 base salary and Mrs. Allgood earned a bonus equal to 25% of her 2000 base salary.

     Restricted Shares and Performance Units. Mr. Wolstein has received three awards of restricted Common Shares and two awards of performance units from the Company. Mr. Wolstein was granted 50,000 restricted Common Shares on July 17, 1996. The shares vested in 20% increments with the first 10,000 shares vesting on the date of the award. Mr. Wolstein was granted 31,325 restricted Common Shares on November 29, 1999. The shares vest annually in 20% increments with the first 6,265 shares vesting on the date of the award. Mr. Wolstein was granted 44,700 restricted Common Shares on March 1, 2000. The shares vest annually in 20% increments with the first 8,940 shares vesting on the date of the award. In 1996, Mr. Wolstein was granted 30,000 performance units that converted to a number of Common Shares determined by the performance of the Common Shares over the five-year period beginning on January 1, 1996. On December 31, 2000, the measurement period ended and, as a result, Mr. Wolstein received 30,000 Common Shares on January 1, 2001. In 2000, Mr. Wolstein was granted 30,000 performance units that will convert to a number of Common Shares based on the performance of the Common Shares over a five-year period ending December 31, 2004. Pursuant to the conversion formula, the minimum number of Common Shares Mr. Wolstein will receive is 30,000 and the maximum number is 200,000. The minimum 30,000 Common Shares received upon the conversion of the performance units granted in 2000 will vest on December 31, 2005 and the remaining Common Shares awarded, if any, will vest annually in 20% increments with the first 20% vesting on December 31, 2006. The grant of performance units to Mr. Wolstein was recommended by the Company's outside compensation consultant. Based on the recommendations of the Company's outside compensation consultant, in 2000 the Company granted an aggregate of 36,795 restricted Common Shares to its named executive officers (not including Mr. Wolstein) and an aggregate of 9,730 restricted Common Shares to certain executive officers of the Company other than Messrs. Wolstein, Schoff, Jacobstein, Hurwitz and Mrs. Allgood. Grants of performance units and restricted Common Shares reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company's shareholders.

     Stock Options. All of the Company's executive officers are eligible to receive options to purchase Common Shares of the Company pursuant to the Developers Diversified Realty Corporation 1992 Employees' Share Option Plan, the 1996 Developers Diversified Realty Corporation Equity-Based Award Plan and the 1998 Developers Diversified Realty Corporation Equity-Based Award Plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing shareholder value by providing the proper nexus between the interests of management and the interests of the Company's shareholders.

                        EXECUTIVE COMPENSATION COMMITTEE
                            Dean S. Adler, Chairman
                                Albert T. Adams
                                Robert H. Gidel
                                Barry A. Sholem

                              CERTAIN TRANSACTIONS

GUARANTEES OF LOANS

     In November 1998, the Company guaranteed obligations of certain of its executive officers under a personal loan program provided to those executive officers by The First National Bank of Chicago, as agent, and certain other banks. The executive officers used proceeds of the loans to purchase Common Shares from the Company and to exercise options to purchase Common Shares. Each loan is an unsecured obligation of the respective officer. Each executive officer has agreed to reimburse the Company for any amounts paid by the Company to satisfy that executive officer's obligations under the loan program as a result of the Company's guarantee.

     The Company guaranteed loans, in the amount listed after the executive officer's name, for the following: Scott A. Wolstein -- $7,500,000, James A. Schoff -- $3,750,000, Joan U. Allgood -- $750,000 and William H. Schafer -- $550,000. In addition, the Company guaranteed a loan in the amount of $750,000 to Loren Henry, an employee of Coventry Real Estate Partners, Ltd., a partnership in which the Company has an economic interest, who at the time of the loan was an executive officer of the Company. In addition, the Company guaranteed loans, in amounts ranging from $25,250 to $1,000,000, for two other executive officers of the Company and four other executive officers who have subsequently resigned from the Company. The amounts guaranteed have not changed since the date of the loan.

LOAN TO EXECUTIVE OFFICERS

     In connection with his joining the Company in 1999, the Company loaned Mr. Hurwitz funds to assist him with certain expenses incurred in connection with his relocation. The largest amount outstanding during 2000 was $122,754 and the amount outstanding as of February 28, 2001, was $123,912. The loan is at an annual interest rate of 6.2%.

MANAGEMENT FEES

     The Company received management and leasing fee income of approximately $199,816 in 2000 pursuant to management agreements with certain partnerships owned by Mr. B. Wolstein, the father of Mr. Scott A. Wolstein, and the founder of the Company.

LEASE OF CORPORATE HEADQUARTERS

     As a result of its rapid growth and expansion, the Company moved to a new headquarters in 1999. However, the Company continues to make payments required under the lease of its prior corporate headquarters in Moreland Hills, Ohio, which was leased from the spouse of Mr. B. Wolstein and the mother of Mr. Scott
A. Wolstein. Annual rental payments aggregating approximately $599,723 were made in 2000 by the Company; however, the Company subleases a portion of this space and, as a result, the Company received $373,702 in payments from third parties. Rental payments made by the Company under the lease include the payment of all maintenance and insurance expenses, real estate taxes and operating expenses over a base year amount. The Company occupied the space pursuant to the terms of a lease which expires on December 31, 2009.

PROPERTY ACQUISITIONS AND TRANSFERS

     In August 2000, the Company paid approximately $1,255,500 for the second installment of a land purchase at the Company's shopping center in Aurora, Ohio, to a limited partnership owned by Mr. B. Wolstein.

     In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% economic interest. The remaining 75% economic interest is held by private equity funds controlled by Dean S. Adler, a director of the Company. These funds reimbursed the Company for $2.5 million of costs previously incurred in connection with the development and also paid the Company a development fee of approximately $509,810.

LEGAL REPRESENTATION

     Albert T. Adams, a director of the Company, is a partner of the law firm Baker & Hostetler LLP in Cleveland, Ohio. The Company retained that firm during 2000 to provide various legal services. The Company expects that Baker & Hostetler LLP will continue to provide such services during 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except as noted below.

     Messrs. Adams, Adler, Ahern, Gidel, Hulett, and Sholem each filed one late Form 4 to report one transaction in 2000. Mr. Ethan Penner, who served as a director of the Company until his resignation on August 17, 2000, also filed one late Form 4 to report one transaction in 2000. Mr. Wolstein failed to timely file a Form 5.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP served as independent public accountants to the Company in 2000 and has been selected to do so in 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

     Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements and certain joint ventures for the year ended December 31, 2000 and for PricewaterhouseCoopers LLP's reviews of the financial statements included in the Company's Forms 10-Q filed with the Securities and Exchange Commission during 2000 are $434,657.

     Financial Information Systems Design and Implementation
Fees. PricewaterhouseCoopers LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the Company's information systems or local area network or for designing or implementing the Company's financial information management systems during 2000.

     All Other Fees. The aggregate fees billed for other services rendered to the Company by PricewaterhouseCoopers LLP in 2000 are $678,512 including regulatory and shareholder reporting, tax-related services, certain joint venture audits and other professional services.

     Auditor Independence. The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the accountants' independence. None of the time devoted by PricewaterhouseCoopers LLP on its engagement to audit the Company's financial statements for the year ended December 31, 2000 is attributable to work performed by persons other than PricewaterhouseCoopers LLP employees.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before November 28, 2001, for inclusion in the Company's proxy statement and form of proxy relating to the

2002 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in the Company's proxy statement for the 2002 Annual Meeting of Shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 12, 2002. Even if proper notice is received on or prior to February 12, 2002, the proxies named in the Company's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a4(c)(2) under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. The form of proxy permits specification of a vote for or against Proposal One or to abstain from voting on the proposal. With respect to Proposal Two, a shareholder may specify a vote for the election of directors as set forth under "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted in favor of Proposal One and to elect the director nominees listed in Proposal Two. Because approval of Proposal One requires the affirmative vote of a majority of the issued and outstanding Common Shares, broker non-votes and abstaining votes will have the same effect as a vote against Proposal One. Therefore, if your common shares are held by a broker or other nominee and you do not give your broker or nominee instructions on how to vote your shares on Proposal One, this will have the same effect as voting against Proposal One. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee for purposes of Proposal Two. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          JOAN U. ALLGOOD
                                          Secretary

Dated: March 30, 2001

                                   APPENDIX A

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

I. PURPOSE

     The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of Developers Diversified Realty Corporation (the "Corporation"). The purpose of the Committee is to assist the Board in fulfilling the Board's oversight responsibilities by reviewing:

     - the financial reports and other financial information provided by the Corporation to any governmental body or the public; and

     - the Corporation's auditing, accounting and financial reporting processes generally.

     The Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to oversee and monitor the Corporation's financial reporting process and internal control system;

     - Review and appraise the audit efforts of the Corporation's outside auditor;

     - Provide an open avenue of communication among the outside auditor, financial and senior management, and the Board; and

     - Encourage continuous improvement of, and foster adherence to, the Corporation's policies, procedures and practices at all levels.

     The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     A. Number and Election. The Committee shall consist of at least three independent directors, as determined annually by the Board. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

     B. Independence. Each member of the Committee shall be free from any relationship to the Corporation that may interfere with the exercise of that member's independence from management and the Corporation. In addition, the following restrictions shall apply to every Committee member:

          (1) Employees. A director who is an employee (including an executive officer) of the Corporation or any of its affiliates may not serve on the Committee until three years following the termination of that director's employment. In the event the employment relationship is with a former parent or predecessor of the Corporation, the director could serve on the Committee after three years following the termination of the relationship between the Corporation and the former parent or predecessor. "Affiliate" includes a subsidiary, sibling company, predecessor, parent company, or former parent company of the Corporation.

          (2) Business Relationship. A director who (a) is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Corporation, or (b) has a direct business relationship with the Corporation (e.g., a consultant) may serve on the Committee only if the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this subsection, the Board should consider, among other things, the materiality of the relationship to the Corporation, to the director, and, if applicable, to the organization with which the director is affiliated. The director may serve on the Committee without the above-referenced Board determination after three years following the termination of, as applicable, either (x) the relationship between the organization with which the director is affiliated and the Corporation, (y) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (z) the direct business relationship between the director and the Corporation. "Business relationships" include commercial, industrial, banking, consulting, legal, accounting and other relationships, and a director can have a business relationship directly with the Corporation, or the director can be a partner, officer or employee of an organization that has such a relationship.

          (3) Cross Compensation Committee Link. A director who is employed as an executive of another company where any of the Corporation's executives serves on that company's compensation committee may not serve on the Committee.

          (4) Immediate Family. A director who is an immediate family member of an individual who is an executive officer of the Corporation or any of its affiliates cannot serve on the Committee until three years following the termination of such employment relationship. An "immediate family member" includes a person's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

     Notwithstanding the requirements of this Section II.B., one director who is no longer an employee or who is an immediate family member of a former executive officer of the Corporation or any of its affiliates, but is not considered independent pursuant to the three-year restriction period set forth in the provisions of Subsections II.B. (1) or (4), may be appointed, under exceptional and limited circumstances, to the Committee if the Board determines in its business judgment that membership on the Committee by such director is required by the best interests of the Corporation and its shareholders, and the Corporation discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     C. Financial Literacy. All members of the Committee shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

III. MEETINGS

     The Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee should meet at least annually with management, including the Chief Financial Officer, and the outside auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee (or at least its Chair) should meet with the outside auditor and management quarterly to review the Corporation's financials consistent with IV below.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Committee shall:

     A. Documents/Reports Review

          (1) Review and update this Charter periodically (at least annually) or as conditions otherwise dictate.

          (2) Review and discuss with financial management and the independent auditors matters, if any, identified by the independent auditors through procedures followed for interim quarterly financial statements that are required by generally accepted auditing standards to be communicated to the committee. This review and discussion should take place prior to the release of earnings, or if such timing is not practicable, prior to the filing of the Form 10-Q. The chair of the committee may represent the entire committee for purposes of this review and discussion

          (3) Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     B. Outside Auditor

          (1) Recommend to the Board the selection of the outside auditor, considering independence and effectiveness. The outside auditor for the Corporation is ultimately accountable to the Board and the Committee, and the Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

          (2) Ensure that the outside auditor submits on a periodic basis (at least annually) to the Committee a formal written statement delineating all relationships between the auditor and the Corporation; actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; and recommend that the Board take appropriate action in response to the outside auditor's report to satisfy the Committee of the outside auditor's independence.

          (3) Periodically consult with the outside auditor out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

     C. Financial Reporting Processes

          (1) In consultation with the outside auditor, review the integrity of the Corporation's financial reporting processes, both internal and external.

          (2) Consider the outside auditor's judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

          (3) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the outside auditor or management.

     D. Process Improvement

          (1) Establish regular and separate systems of reporting to the Committee by each of management and the outside auditor regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

          (2) Following completion of the annual audit, review separately with each of management and the outside auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

          (3) Review any significant disagreement among management and the outside auditor in connection with the preparation of the financial statements.

          (4) Review with the outside auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     E. Ethical and Legal Compliance

          (1) Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

          (2) Perform any other activities consistent with this Charter, the Corporation's Code of Regulations and governing law, as the Committee or the Board deems necessary or appropriate.

                        DEVELOPERS DIVERSIFIED REALTY CORPORATION

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the
   P      undersigned with full power of substitution to vote, as indicated
   R      herein, all the Common Shares of Developers Diversified Realty
   O      Corporation held of record by the undersigned on March 21, 2001, at
   X      the Annual Meeting of Shareholders to be held on May 17, 2001, or any
   Y adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

          1. TO FIX THE NUMBER OF DIRECTORS AT NINE.
              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

          2. ELECTION OF DIRECTORS.

                     [ ] to vote FOR the election of each of        [ ] WITHHOLD AUTHORITY
                         the nominees for Director listed
                         below:
                        (except as marked to the contrary below)

          Scott A. Wolstein, James A. Schoff, William N. Hulett, III, Albert T.
                          Adams, Dean S. Adler, Barry A. Sholem,
                David M. Jacobstein, Terrance R. Ahern and Robert H. Gidel

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

          ----------------------------------------------------------------------

          3. In their discretion, to vote upon such other business as may properly come before the meeting.

                                                 (Continued on reverse side)






              (Continued from other side)

              THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL IN ITEM 1 AND TO ELECT THE NOMINEES DESCRIBED IN ITEM 2 ABOVE.

              Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 30, 2001, is hereby acknowledged.

                                                  Dated , 2001

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s) of Shareholder(s)

                                                    PLEASE SIGN AS YOUR NAME
                                                  APPEARS HEREON. IF SHARES ARE
                                                  HELD JOINTLY, ALL HOLDERS MUST
                                                  SIGN. WHEN SIGNING AS
                                                  ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE YOUR
                                                  FULL TITLE. IF A CORPORATION,
                                                  PLEASE SIGN IN FULL CORPORATE
                                                  NAME BY PRESIDENT OR OTHER
                                                  AUTHORIZED OFFICER. IF A
                                                  PARTNERSHIP, PLEASE SIGN IN
                                                  PARTNERSHIP NAME BY AUTHORIZED
                                                  PERSON.
                                   Proxy Card